Exhibit 99.1

        Linens 'n Things Announces Second Quarter 2003 Results


    CLIFTON, N.J.--(BUSINESS WIRE)--July 23, 2003--Linens 'n Things, Inc. (NYSE: LIN) one of the leading national large format retailers of home textiles, housewares and home accessories today announced net income for the second quarter ended July 5, 2003 of $5.7 million or $0.13 per share on a fully diluted basis, compared with $5.6 million or $0.13 per share for the same period last year. Net sales increased 13.4% to $523.7 million for the second quarter ended July 5, 2003, up from $461.9 million for the same period last year. Comparable store net sales for the second quarter increased approximately 0.1%.
    "We are pleased to see an improvement in the trend in our business. We feel we are delivering a better shopping experience for our guests and we believe that our initiatives are the driving force behind much of the improvements," said Norman Axelrod, Chairman and Chief Executive Officer.
    Net income for the 26-week period ended July 5, 2003 was $7.8 million, or $0.17 per share on a fully diluted basis, compared with $10.7 million, or $0.26 per share for the same period last year. Net sales increased 9.3% to $1,004.1 million for the 26-week period ended July 5, 2003, up from $918.8 million for the same period last year. Comparable store net sales for the 26-week period ended July 5, 2003 decreased approximately 1.5%.
    During the second quarter, the Company opened 16 new stores, and closed 1 store, as compared with opening 21 stores and closing 2 stores during the same period last year. Year to date, the Company opened 32 stores and closed 8 stores increasing its total square footage to 14.3 million, as compared with opening 28 stores and closing 4 stores during the same period last year. The Company currently expects to open approximately 55 stores in 2003, further expanding its presence as a leading retailer of home furnishings. For 2003, capital expenditures are expected to be approximately $80 to $85 million.

    2003 Business Outlook

    For the third quarter of 2003, sales are targeted to grow between 9% and 12% and comp sales are targeted to be flat to low single digits. Based on the Company achieving this sales plan, the Company is comfortable with a current range of estimates of approximately $0.44 to $0.49 for diluted earnings per share for the third quarter of 2003.
    Fiscal 2003 is a 52-week year with the fourth quarter being a 13-week period versus a 14-week period last year. For the fourth quarter of 2003, the Company is targeting sales to grow between 8% and 10% while comp sales are targeted to be in the low to mid single digits. Based on the Company achieving this sales plan, the Company is comfortable with a range of estimates of approximately $0.98 to $1.04 for the fourth quarter of 2003.
    This outlook is based on current expectations and assumptions and includes "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The Company can give no assurances that such expectations and assumptions will prove correct. The Company does not intend to update such outlook other than in connection with regularly scheduled earnings releases.
    Linens 'n Things, with 2002 sales of $2,184.7 million, is one of the leading, national large format retailers of home textiles, housewares and home accessories. As of July 5, 2003 the Company was operating 415 stores in 45 states and in 4 provinces across Canada. More information about Linens 'n Things can be found online at www.lnt.com.

    The foregoing contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The statements are made a number of times and may be identified by such forward-looking terminology as "expect," "believe," "may," "will," "could", "intend," "plan," "target" and terms or variations of such terms. All of our information and statements regarding our outlook for the future including future revenues, comparable sales performance, earnings and other future financial and stores' performance, constitutes forward-looking statements. All our forward-looking statements are based on our current expectations, assumptions, estimates and projections about our Company and involve certain significant risks and uncertainties, including levels of sales, store traffic, acceptance of product offerings and fashions and our ability to anticipate and successfully respond to changing consumer tastes and preferences, the success of our new business concepts and seasonal concepts, the performance of our new stores, competitive pressures from other home furnishings retailers, the success of the Canadian expansion, availability of suitable future store locations, schedule of store expansion and of planned closings, the impact of the bankruptcies and consolidations in our industry, unusual weather patterns, the impact on consumer spending as a result of the slower consumer economy, a highly promotional retail environment, any significant variations between actual amounts and the amounts estimated for those matters identified as our critical accounting estimates as well as other significant accounting estimates made in the preparation of our financial statements and our ability to successfully implement our strategic initiatives. Actual results may differ materially from such forward-looking statements. These and other important risk factors are included in the "Risk Factors" section of the Company's Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on June 18, 2002, and in our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. You are urged to consider all such factors. In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.


                LINENS 'N THINGS, INC. AND SUBSIDIARIES
            CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)


                                Thirteen-Weeks      Twenty-Six Weeks
                                    Ended                Ended
                             ------------------- ---------------------
                             July 5,   June 29,   July 5,   June 29,
                              2003      2002       2003       2002
                           --------- ---------   ---------  ---------
                                 (unaudited)          (unaudited)

Net sales                    $523,672  $461,918  $1,004,143  $918,829

Cost of sales, including
 buying and
 warehousing costs            304,974   269,052     587,780   544,764
                             --------- --------- ----------- ---------

Gross profit                  218,698   192,866     416,363   374,065

Selling, general and
 administrative expenses      209,180   183,076     403,405   355,280
                             --------- --------- ----------- ---------

Operating profit                9,518     9,790      12,958    18,785

Interest expense, net             288       753         364     1,428
                             --------- --------- ----------- ---------

Income before provision for
 income taxes                   9,230     9,037      12,594    17,357

Provision for income taxes      3,526     3,451       4,812     6,631
                             --------- --------- ----------- ---------

Net income                     $5,704    $5,586      $7,782   $10,726
                             ========= ========= =========== =========

Per share of common stock:

Basic
-----

Net income per share            $0.13     $0.14       $0.18     $0.26
Weighted average shares
 outstanding                   44,118    40,940      44,108    40,792

Diluted
-------

Net income per share            $0.13     $0.13       $0.17     $0.26
Weighted average shares
 outstanding                   44,545    42,320      44,534    42,011



                LINENS 'N THINGS, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)

                                                 July 5,     June 29,
                                                   2003        2002
                                               ----------- -----------
Assets                                               (unaudited)
Current assets:
     Cash and cash equivalents                     $9,446     $20,069
     Inventories                                  715,644     624,431
     Accounts receivable                           39,027      32,054
     Prepaid expenses and other                    29,940      11,547
     Current deferred taxes                            --      21,268
                                               ----------- -----------
          Total current assets                    794,057     709,369

Property and equipment, net                       376,006     342,318
Other non-current assets, net                      28,891      30,412
                                               ----------- -----------

          Total assets                         $1,198,954  $1,082,099
                                               =========== ===========

Liabilities and Shareholders' Equity
Current liabilities:
     Accounts payable                            $279,607    $253,896
     Accrued expenses and other current
      liabilities                                 125,303     130,990
     Short-term borrowings                         16,874      15,884
     Current deferred taxes                         8,676          --
                                               ----------- -----------
          Total current liabilities               430,460     400,770

Other long-term liabilities                        89,144      71,784
                                               ----------- -----------

          Total liabilities                       519,604     472,554

Shareholders' equity                              679,350     609,545
                                               ----------- -----------

          Total liabilities and shareholders'
           equity                              $1,198,954  $1,082,099
                                               =========== ===========



                LINENS 'N THINGS, INC. AND SUBSIDIARIES
            CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                            (in thousands)


                                                     Twenty-Six Weeks
                                                           Ended
                                                     -----------------
                                                     July 5,  June 29,
                                                       2003     2002
                                                     -------- --------
                                                        (unaudited)
Cash Flows From Operating Activities

Net income                                            $7,782  $10,726

Depreciation and amortization                         26,346   21,499

Change in working capital                            (75,816) (62,022)

                                                     -------- --------
     Net cash used in operating activities           (41,688) (29,797)
                                                     -------- --------

Cash Flows From Investing Activities

     Additions to property and equipment             (51,965) (50,979)
                                                     -------- --------

Cash Flows From Financing Activities

Net proceeds from common stock issuance                   --   95,814

Proceeds from common stock issued under stock
   incentive plans                                     1,305    3,890

Increase (decrease) in short-term borrowings          14,690  (14,578)

Issuance of treasury stock                               255      268

                                                     -------- --------
     Net cash provided by financing activities        16,250   85,394
                                                     -------- --------

Effect of exchange rate changes on cash and cash
   equivalents                                           244       14

Net (decrease) increase in cash and cash equivalents (77,159)   4,632

Cash and cash equivalents at beginning of period      86,605   15,437

                                                     -------- --------
Cash and cash equivalents at end of period            $9,446  $20,069
                                                     ======== ========



    CONTACT: Linens 'n Things, Inc.
             For additional information:
             Chief Financial Officer
             William T. Giles, 973-815-2929
             Visit our Web Site at www.lnt.com